Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997 For financial analysts: Lisa Pammer, 610-774-3316

PPL Corporation Reports 2016 Earnings

•	Exceeds high end of 2016 reported earnings forecast range.

•	Delivers 2016 earnings from ongoing operations at high end of forecast range, representing 11 percent year-over-year growth and seventh straight year above forecasted midpoint.

•	Reaffirms 2017 forecast and expectation for 5 to 6 percent compound annual earnings growth from 2017 to 2020.

•	Increases annualized common stock dividend 4 percent to $1.58 per share.

ALLENTOWN, Pa. (Feb. 1, 2017) – PPL Corporation (NYSE: PPL) on Wednesday (2/1) announced 2016 reported earnings (GAAP) of $1.9 billion, or $2.79 per share, compared with $682 million, or $1.01 per share, in 2015.
The company's results for 2015 reflect the $921 million loss from discontinued operations, or $1.36 per share, resulting primarily from the June 1 spinoff of its competitive supply business.
Adjusting for special items, earnings from ongoing operations were $1.67 billion, or $2.45 per share, compared with earnings from ongoing operations of $1.49 billion, or $2.21 per share in 2015, an increase of 11 percent on a per-share basis.
The company's results exceeded the high end of its 2016 reported earnings forecast range of $2.55 to $2.70 per share, driven by strong performance across its regulated businesses and gains on foreign currency-related economic hedges.
In addition, PPL's results were at the high end of its earnings from ongoing operations forecast range of $2.30 to $2.45 per share. This marks the seventh consecutive year PPL has exceeded the midpoint of its ongoing earnings forecast. Reflected in both reported earnings and ongoing earnings is a positive tax adjustment of $0.05 per share related to a benefit recorded for the carryforward of foreign tax credits.
"The past year demonstrated the strength of our diverse portfolio of regulated utilities as our U.S. and U.K. companies all delivered or exceeded expected results," said William H. Spence, PPL's chairman, president and Chief Executive Officer.
"In 2016, we executed more than $3 billion in infrastructure improvements to advance a smarter, cleaner, more reliable energy infrastructure for our customers. At the same time, we delivered award-winning customer service at each of our U.S. utilities and continued to excel with industry-leading performance in the United Kingdom.
"As we look ahead, we're intent on making PPL even stronger for our customers and shareowners. That includes investing an additional $16 billion in infrastructure improvements over the next five years to secure a brighter energy future for generations to come and delivering competitive earnings growth and dividend yields for shareowners."
The company reaffirmed its 2017 earnings forecast of $2.05 to $2.25 per share, which reflects additional hedging to mitigate foreign currency exposure through 2020. "Based on actions taken to date," Spence said, "we are confident in our ability to deliver our projected 5 to 6 percent compound annual earnings growth range from 2017 to 2020 even if the exchange rate declines well below current levels. Our currency hedging strategies have continued to strengthen our ability to deliver this growth as we are now significantly hedged into 2019 with room to do more."
In addition, Spence said PPL remains confident in its ability to deliver targeted annual dividend growth of about 4 percent through the end of the decade.
In keeping with that commitment, PPL announced that it is increasing its common stock dividend from $0.38 per share to $0.395 per share on a quarterly basis. The increased dividend will be payable April 3 to shareowners of record as of March 10. The increase, PPL's 15th in 16 years, raises the annualized dividend 4 percent from $1.52 per share to $1.58 per share.
PPL reported fourth-quarter earnings of $465 million, or $0.68 per share, compared with reported earnings of $399 million, or $0.59 per share, in 2015. Adjusting for special items, fourth-quarter earnings from ongoing operations were $409 million, or $0.60 per share, compared with $294 million, or $0.43 per share, in 2015.

Fourth-Quarter and Year-to-Date Earnings Details

PPL's reported earnings for 2016 included net special-item after-tax benefits of $228 million, or $0.34 per share, due to foreign currency-related economic hedges and a reduction in the U.K. corporate income tax rate. Reported earnings for 2015 included net special-item after-tax charges of $807 million, or $1.20 per share, primarily due to a loss from discontinued operations of $921 million, or $1.36 per share. The loss resulted primarily from the June 1 spinoff of PPL's competitive supply business, partially offset by a reduction in the U.K. corporate income tax rate and foreign currency-related economic hedges.
PPL's reported earnings for the fourth quarter of 2016 included net special-item after-tax benefits of $56 million, or $0.08 per share, from foreign currency-related economic hedges. Reported earnings for the fourth quarter of 2015 included net special-item after-tax benefits of $105 million, or $0.16 per share, primarily from a reduction in the U.K. corporate income tax rate and foreign currency-related economic hedges.
As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items, including for 2015 the former Supply segment's earnings and the loss associated with the Supply segment spinoff. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	4th Quarter			Year
	2016	2015	% Change	2016	2015	% Change
Reported earnings	$465	$399	17%	$1,902	$682	179%
Reported earnings per share	$0.68	$0.59	15%	$2.79	$1.01	176%

	4th Quarter			Year
	2016	2015	% Change	2016	2015	% Change
Earnings from ongoing operations	$409	$294	39%	$1,674	$1,489	12%
Earnings from ongoing operations per share	$0.60	$0.43	40%	$2.45	$2.21	11%
Fourth-Quarter and Year-to-Date Earnings by Segment

	4th Quarter		Year
Per share	2016	2015	2016	2015
Reported Earnings
U.K. Regulated	$0.48	$0.45	$1.83	$1.66
Kentucky Regulated	0.12	0.09	0.58	0.48
Pennsylvania Regulated	0.11	0.09	0.50	0.37
Corporate & Other	(0.03)	(0.03)	(0.12)	(0.14)
Former Supply/Discontinued Operations	—	(0.01)	—	(1.36)
Total	$0.68	$0.59	$2.79	$1.01

	4th Quarter		Year
	2016	2015	2016	2015
Special items benefit (expense)
U.K. Regulated	$0.08	$0.16	$0.34	$0.22
Kentucky Regulated	—	—	—	(0.03)
Pennsylvania Regulated	—	—	—	—
Corporate & Other	—	0.01	—	(0.03)
Former Supply/Discontinued Operations	—	(0.01)	—	(1.36)
Total Special Items	$0.08	$0.16	$0.34	$(1.20)

	4th Quarter		Year
	2016	2015	2016	2015
Earnings from Ongoing Operations
U.K. Regulated	$0.40	$0.29	$1.49	$1.44
Kentucky Regulated	0.12	0.09	0.58	0.51
Pennsylvania Regulated	0.11	0.09	0.50	0.37
Corporate and Other	(0.03)	(0.04)	(0.12)	(0.11)
Total	$0.60	$0.43	$2.45	$2.21

Key Factors Impacting Earnings

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), serving Southwest and Central England and South Wales.
Reported earnings in 2016 increased by $0.17 per share compared with a year ago, and earnings from ongoing operations in 2016 increased by $0.05 per share. Excluding special items, positive factors driving earnings results included an April 1, 2016 price increase; lower operation and maintenance expense, including pension expense; and lower U.S. income taxes due to a benefit recorded for the carryforward of foreign tax credits. Negative factors driving earnings results included the unfavorable impact of lower British pound sterling exchange rates; an April 1, 2015 price decrease due to the beginning of the eight-year RIIO-ED1 price control period; lower sales volumes; higher interest expense; and higher depreciation expense.
Reported earnings in the fourth quarter of 2016 increased by $0.03 per share compared to a year ago, and earnings from ongoing operations in the fourth quarter of 2016 increased by $0.11 per share. Excluding special items, earnings results primarily reflect an April 1, 2016 price increase, lower U.S. income taxes due to a benefit recorded for the carryforward of foreign tax credits, and lower operation and maintenance expense, including pension expense, partially offset by the unfavorable impact of lower British pound sterling exchange rates.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in 2016 increased by $0.10 per share compared with a year ago, and earnings from ongoing operations in 2016 increased by $0.07 per share. Excluding special items, the increase was driven primarily by higher base electricity rates effective July 1, 2015, and lower operation and maintenance expense, partially offset by higher interest expense.
Reported earnings and earnings from ongoing operations in the fourth quarter of 2016 increased by $0.03 per share compared with a year ago. The increase was primarily driven by higher sales volumes due to weather and lower operation and maintenance expense.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity transmission and distribution operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in 2016 increased by $0.13 per share compared with a year ago, driven primarily by higher base electricity rates for distribution effective Jan. 1, 2016, and higher transmission earnings from additional capital investments, partially offset by higher depreciation expense.
Reported earnings and earnings from ongoing operations in the fourth quarter of 2016 increased by $0.02 per share compared with a year ago, driven primarily by higher base electricity rates for distribution effective Jan. 1, 2016, and higher transmission earnings from additional capital investments, partially offset by higher depreciation expense and a benefit received in 2015 from the release of a gross receipts tax reserve.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
The reported loss for 2016 decreased by $0.02 per share compared to a year ago, and the reported loss for the fourth quarter was the same as a year ago. Earnings from ongoing operations in 2016 and in the fourth quarter were relatively flat compared to a year ago.

Earnings Forecast

	Reported Earnings		Earnings from Ongoing Operations
	2017 forecast midpoint	2016 actual	2017 forecast midpoint	2016 actual
Per share
U.K. Regulated	$1.18	$1.83	$1.18	$1.49
Kentucky Regulated	0.58	0.58	0.58	0.58
Pennsylvania Regulated	0.50	0.50	0.50	0.50
Corporate and Other	(0.11)	(0.12)	(0.11)	(0.12)
Total	$2.15	$2.79	$2.15	$2.45

(See the tables at the end of this news release for a reconciliation of 2016 reported earnings to earnings from ongoing operations.)

PPL's lower earnings guidance in 2017 compared to 2016 results primarily from a lower assumed British pound sterling exchange rate in 2017, dilution from the issuance of additional equity and 2016 tax benefits that are not expected to repeat in 2017.

U.K. Regulated Segment
PPL projects lower segment earnings in 2017 compared with 2016, due to a lower assumed foreign currency rate in 2017, lower incentive revenues, higher interest expense, higher depreciation expense and higher income taxes, partially offset by lower operation and maintenance expense, including pension expense.
The remaining 2017 foreign currency exposure for this segment is 92 percent hedged at an average rate of $1.21 per pound, compared to an average rate of $1.45 per pound in 2016.

Kentucky Regulated Segment
PPL projects relatively flat segment earnings in 2017 compared with 2016, primarily driven by electricity and gas base rate increases, offset by higher operation and maintenance expense and higher depreciation expense.

Pennsylvania Regulated Segment
PPL projects relatively flat segment earnings in 2017 compared with 2016, primarily driven by higher transmission earnings and lower operation and maintenance expense, offset by higher depreciation expense, higher interest expense and higher income taxes.

Corporate and Other
PPL projects costs to be relatively flat in this category in 2017 compared with 2016.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With about 13,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management's teleconference with financial analysts about 2016 financial results at 8:30 a.m. Eastern Standard Time on Wednesday, Feb. 1. The call will be webcast live, in audio format, along with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number in order to join the conference: 3826126. Callers can access the webcast link at http://www.pplweb.com/investors under Events and Presentations.

# # #

Management utilizes "Earnings from Ongoing Operations" as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL's management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency-related economic hedges (as discussed below).

•	Supply segment discontinued operations.

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL's underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$341	$836
Accounts receivable	712	732
Unbilled revenues	480	453
Fuel, materials and supplies	356	357
Current price risk management assets	63	139
Other current assets	115	129
Property, Plant and Equipment
Regulated utility plant	34,674	34,399
Less: Accumulated depreciation - regulated utility plant	6,013	5,683
Regulated utility plant, net	28,661	28,716
Non-regulated property, plant and equipment	413	516
Less: Accumulated depreciation - non-regulated property, plant and equipment	134	165
Non-regulated property, plant and equipment, net	279	351
Construction work in progress	1,134	1,315
Property, Plant and Equipment, net	30,074	30,382
Noncurrent regulatory assets	1,918	1,733
Goodwill and other intangibles	3,760	4,229
Noncurrent price risk management assets	336	156
Other noncurrent assets	160	155
Total Assets	$38,315	$39,301

Liabilities and Equity
Short-term debt	$923	$916
Long-term debt due within one year	518	485
Accounts payable	820	812
Other current liabilities	1,576	1,663
Long-term debt	17,808	18,563
Deferred income taxes and investment tax credits	4,021	3,568
Accrued pension obligations	1,001	1,405
Asset retirement obligations	428	536
Noncurrent regulatory liabilities	899	945
Other noncurrent liabilities	422	489
Common stock and additional paid-in capital	9,848	9,694
Earnings reinvested	3,829	2,953
Accumulated other comprehensive loss	(3,778)	(2,728)
Total Liabilities and Equity	$38,315	$39,301

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating Revenues	$1,832	$1,780	$7,517	$7,669

Operating Expenses
Operation
Fuel	184	168	791	863
Energy purchases	175	179	706	855
Other operation and maintenance	453	533	1,745	1,938
Depreciation	234	225	926	883
Taxes, other than income	72	58	301	299
Total Operating Expenses	1,118	1,163	4,469	4,838

Operating Income	714	617	3,048	2,831

Other Income (Expense) - net	106	47	390	108

Interest Expense	217	226	888	871

Income from Continuing Operations Before Income Taxes	603	438	2,550	2,068

Income Taxes	138	33	648	465

Income from Continuing Operations After Income Taxes	465	405	1,902	1,603

Income (Loss) from Discontinued Operations (net of income taxes)	—	(6)	—	(921)

Net Income	$465	$399	$1,902	$682

Earnings Per Share of Common Stock:
Income from Continuing Operations After Income Taxes Available to PPL Common Shareowners:
Basic	$0.68	$0.60	$2.80	$2.38
Diluted	$0.68	$0.60	$2.79	$2.37
Net Income Available to PPL Common Shareowners:
Basic	$0.68	$0.59	$2.80	$1.01
Diluted	$0.68	$0.59	$2.79	$1.01

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	679,641	673,028	677,592	669,814
Diluted	681,863	676,548	680,446	672,586

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)
	2016	2015	2014
Cash Flows from Operating Activities
Net income	$1,902	$682	$1,737
Loss (income) from discontinued operations (net of income taxes)	—	921	(300)
Income from continuing operations (net of income taxes)	1,902	1,603	1,437
Adjustments to reconcile Income from continuing operations (net of taxes) to net cash provided by operating activities - continuing operations
Depreciation	926	883	923
Amortization	80	59	65
Defined benefit plans - expense (income)	(40)	56	48
Deferred income taxes and investment tax credits	560	428	666
Unrealized (gains) losses on derivatives, and other hedging activities	19	(77)	(187)
Adjustment to WPD line loss accrual	—	—	65
Other	16	17	66
Change in current assets and current liabilities
Accounts receivable	(15)	47	(123)
Accounts payable	57	(116)	40
Taxes payable	31	(175)	161
Unbilled revenues	(63)	54	22
Prepayments	(4)	(23)	87
Regulatory assets and liabilities, net	(59)	42	(7)
Other	(31)	40	30
Other operating activities
Defined benefit plans - funding	(427)	(499)	(384)
Settlement of interest rate swaps	(9)	(101)	—
Other	(53)	34	32
Net cash provided by operating activities - continuing operations	2,890	2,272	2,941
Net cash provided by operating activities - discontinued operations	—	343	462
Net cash provided by operating activities	2,890	2,615	3,403
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,920)	(3,533)	(3,674)
Expenditures for intangible assets	(37)	(37)	(49)
Purchases of other investments	—	—	(120)
Proceeds from the sale of other investments	2	136	—
Other investing activities	37	(5)	17
Net cash provided by (used in) investing activities - continuing operations	(2,918)	(3,439)	(3,826)
Net cash provided by (used in) investing activities - discontinued operations	—	(149)	497
Net cash used in investing activities	(2,918)	(3,588)	(3,329)
Cash Flows from Financing Activities
Issuance of long-term debt	1,342	2,236	296
Retirement of long-term debt	(930)	(1,000)	(237)
Settlement of cross-currency swaps	46	—	—
Issuance of common stock	144	203	1,074
Payment of common stock dividends	(1,030)	(1,004)	(967)
Net increase in short-term debt	29	94	147
Other financing activities	(40)	(47)	(51)
Net cash provided by (used in) financing activities - continuing operations	(439)	482	262
Net cash provided by (used in) financing activities - discontinued operations	—	(546)	(846)
Net cash distributions to parent from discontinued operations	—	132	1,167
Net cash provided by (used in) financing activities	(439)	68	583
Effect of Exchange Rates on Cash and Cash Equivalents	(28)	(10)	(8)
Net (Increase) Decrease in Cash and Cash Equivalents included in Discontinued Operations	—	352	(113)
Net Increase (Decrease) in Cash and Cash Equivalents	(495)	(563)	536
Cash and Cash Equivalents at Beginning of Period	836	1,399	863
Cash and Cash Equivalents at End of Period	$341	$836	$1,399

Key Indicators (Unaudited)

	12 Months Ended December 31,
Financial	2016	2015

Dividends declared per share of common stock	$1.52	$1.50
Book value per share (1)(2)	$14.56	$14.72
Market price per share (1)	$34.05	$34.13
Dividend yield	4.5%	4.4%
Dividend payout ratio (3)(4)	54.5%	148.5%
Dividend payout ratio - earnings from ongoing operations (3)(5)	62.0%	67.9%
Price/earnings ratio (3)(4)	12.2	33.8
Price/earnings ratio - earnings from ongoing operations (3)(5)	13.9	15.4
Return on common equity (4)	19.2%	5.8%
Return on common equity - earnings from ongoing operations (5)(6)	16.9%	15.2%
Spot rate of U.S. Dollar per British pound sterling for Balance Sheet translation (7)	$1.25	$1.51
Average rate of U.S. Dollar per British pound sterling for Statement of Income translation (8)	$1.45	$1.57

(1)	End of period.

(2)	Based on 679,731 and 673,857 shares of common stock outstanding (in thousands) at December 31, 2016, and December 31, 2015.

(3)	Based on diluted earnings per share.

(4)
2015 includes the impact of the $879 million loss on the spinoff of the Supply segment, reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable accounting rules under GAAP. 2015 also includes five months of Supply segment earnings.

(5)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(6)	2015 was adjusted to exclude the equity of PPL Energy Supply, LLC as that business was spun off in 2015.

(7)	As of November 30, 2016 and 2015 as WPD is consolidated on a one-month lag.

(8)	Includes the impact of foreign exchange hedges as of November 30, 2016 and 2015 as WPD is consolidated on a one-month lag.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended December 31,			12 Months Ended December 31,
			Percent			Percent
(GWh)	2016	2015	Change	2016	2015	Change

Domestic Retail Delivered
PPL Electric Utilities	8,885	8,433	5.4%	36,645	36,984	(0.9)%
LKE	7,184	6,830	5.2%	30,829	30,814	—%
Total	16,069	15,263	5.3%	67,474	67,798	(0.5)%

Domestic Retail Supplied
LKE (1)	7,184	6,830	5.2%	30,829	30,814	—%

International Delivered
United Kingdom	18,758	18,785	(0.1)%	74,728	75,907	(1.6)%

Domestic Wholesale
LKE (2)	581	452	28.5%	2,177	2,241	(2.9)%

(1)	Represents GWh supplied by LKE to retail customers in Kentucky, Virginia and Tennessee.

(2)	Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$331	$84	$75	$(25)	$465
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of ($31)	57	—	—	—	57
Spinoff of the Supply segment, net of tax of $1	—	—	—	(1)	(1)
Total Special Items	57	—	—	(1)	56
Earnings from Ongoing Operations	$274	$84	$75	$(24)	$409

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.48	$0.12	$0.11	$(0.03)	$0.68
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.08	—	—	—	0.08
Total Special Items	0.08	—	—	—	0.08
Earnings from Ongoing Operations	$0.40	$0.12	$0.11	$(0.03)	$0.60

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1,246	$398	$338	$(80)	$1,902
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of $4	(8)	—	—	—	(8)
Spinoff of the Supply segment, net of tax of $2	—	—	—	(3)	(3)
Other:
Settlement of foreign currency contracts, net of tax of ($108)	202	—	—	—	202
Change in U.K. tax rate	37	—	—	—	37
Total Special Items	231	—	—	(3)	228
Earnings from Ongoing Operations	$1,015	$398	$338	$(77)	$1,674

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.83	$0.58	$0.50	$(0.12)	$2.79
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	(0.01)	—	—	—	(0.01)
Other:
Settlement of foreign currency contracts	0.30	—	—	—	0.30
Change in U.K. tax rate	0.05	—	—	—	0.05
Total Special Items	0.34	—	—	—	0.34
Earnings from Ongoing Operations	$1.49	$0.58	$0.50	$(0.12)	$2.45

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2015	(millions of dollars)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.	Total
Reported Earnings	$307	$59	$61	$(23)	$(5)	$399
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of ($20)	35	—	—	—	—	35
Spinoff of the Supply segment:
Discontinued operations, net of tax of ($7)	—	—	—	—	(5)	(5)
Transition and transaction costs, net of tax of $6	—	—	—	4	—	4
Employee transitional services, net of tax of $0	—	—	—	(1)	—	(1)
Separation benefits, net of tax of $1	—	—	—	(2)	—	(2)
Other:
Change in U.K. tax rate	78	—	—	—	—	78
Certain valuation allowances, net of tax of $0	—	(4)	—	—	—	(4)
Total Special Items	113	(4)	—	1	(5)	105
Earnings from Ongoing Operations	$194	$63	$61	$(24)	$—	$294

	(per share - diluted)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.	Total
Reported Earnings	$0.45	$0.09	$0.09	$(0.03)	$(0.01)	$0.59
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.05	—	—	—	—	0.05
Spinoff of the Supply segment:
Discontinued operations	—	—	—	—	(0.01)	(0.01)
Transition and transaction costs	—	—	—	0.01	—	0.01
Other:
Change in U.K. tax rate	0.11	—	—	—	—	0.11
Total Special Items	0.16	—	—	0.01	(0.01)	0.16
Earnings from Ongoing Operations	$0.29	$0.09	$0.09	$(0.04)	$—	$0.43

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2015	(millions of dollars)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(1)	Total
Reported Earnings	$1,121	$326	$252	$(96)	$(921)	$682
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of ($30)	55	—	—	—	—	55
Spinoff of the Supply segment:
Discontinued operations, net of tax of $30	—	—	—	—	(921)	(921)
Transition and transaction costs, net of tax of $6	—	—	—	(12)	—	(12)
Employee transitional services, net of tax of $2	—	—	—	(5)	—	(5)
Separation benefits, net of tax of $3	—	—	—	(5)	—	(5)
Other:
Change in U.K. tax rate	78	—	—	—	—	78
Settlement of certain income tax positions	18	—	—	—	—	18
WPD Midlands acquisition-related adjustment, net of tax of ($1)	2	—	—	—	—	2
Certain valuation allowances, net of tax of $0	—	(12)	—	—	—	(12)
LKE acquisition-related adjustment, net of tax of $0	—	(5)	—	—	—	(5)
Total Special Items	153	(17)	—	(22)	(921)	(807)
Earnings from Ongoing Operations	$968	$343	$252	$(74)	$—	$1,489

	(per share - diluted)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(1)	Total
Reported Earnings	$1.66	$0.48	$0.37	$(0.14)	$(1.36)	$1.01
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.08	—	—	—	—	0.08
Spinoff of the Supply segment:
Discontinued operations	—	—	—	—	(1.36)	(1.36)
Transition and transaction costs	—	—	—	(0.02)	—	(0.02)
Employee transitional services	—	—	—	(0.01)	—	(0.01)
Other:
Change in U.K. tax rate	0.11	—	—	—	—	0.11
Settlement of certain income tax positions	0.03	—	—	—	—	0.03
Certain valuation allowances	—	(0.02)	—	—	—	(0.02)
LKE acquisition-related adjustment	—	(0.01)	—	—	—	(0.01)
Total Special Items	0.22	(0.03)	—	(0.03)	(1.36)	(1.20)
Earnings from Ongoing Operations	$1.44	$0.51	$0.37	$(0.11)	$—	$2.21

(1)	Includes an $879 million charge reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable rules under GAAP.